Exhibit 10.4
NISOURCE INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated Effective January 1, 2008

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TABLE OF CONTENTS
(continued)

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NISOURCE INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated Effective January 1, 2008
ARTICLE I
Purpose
     Effective as of December 23, 1982, and as subsequently amended as of January 1, 1989, Northern Indiana Public Service Company adopted the Northern Indiana Public Service Company Supplemental Executive Retirement Plan. Effective as of January 1, 1991, NIPSCO Industries, Inc. (the “Company”) adopted the NIPSCO Industries, Inc. Supplemental Executive Retirement Plan (the “Plan”) to benefit the Company by providing key executives and employees with additional security in order to aid the Company in retaining its present management and, should circumstances require it, to aid the Company in attracting additions to management. The Company, by providing such additional benefits, expects key executives and employees to be available for consulting assignments to the Company after retirement, at the Company’s request. The Plan was amended and restated, effective January 1, 1993, in order to clarify certain provisions, and was further amended and restated effective September 1, 1994. The Plan was further amended and restated effective June 1, 2002 to reflect the name change of the Company to NiSource Inc. and to make other administrative and technical changes. The Plan was further amended, effective January 1, 2004, to reflect changes in the structure of benefits under the Plan. The Plan was again amended and restated, effective January 1, 2005, to comply with Internal Revenue Code Section 409A with respect to benefits earned under the Plan from and after January 1, 2005. Benefits under the Plan earned and vested prior to January 1, 2005 shall be administered without giving effect to Code Section 409A, and guidance and regulations thereunder. The Plan is now further amended and restated, effective January 1, 2008, to incorporate special transition relief under Internal Revenue Service Notice 2007-86 to allow Participants to elect to change the time and form of payment of certain Post-2004 Benefits.
     It is intended that the Plan be exempt from the reporting and disclosure requirements of Title I of the Employee Retirement Income Security Act of 1974 because it is an unfunded plan maintained by an employer for the purpose of providing benefits for a select group of management or highly compensated employees.
ARTICLE II
Definitions
     Where the following words or phrases appear in the Plan, they shall have the respective meanings set forth in the following Sections of this Article, unless the context clearly indicates to the contrary.
     2.1 Affiliate. Any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company; any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the

Company; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes the Company; any leasing organization, to the extent that its employees are required to be treated as if they were employed by the Company pursuant to Code Section 414(n) and the regulations thereunder; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o). An entity shall be an Affiliate only with respect to the existing period as described in the preceding sentence.
     2.2 Board. The Board of Directors of NiSource Inc.
     2.3 Code. The Internal Revenue of Code of 1986, as amended.
     2.4 Committee. The Officer Nomination and Compensation Committee of the Board, which has certain specific duties with respect to the Plan.
     2.5 Company. NiSource Inc. and its subsidiaries and affiliates that adopt the Plan for the benefit of key employees, or its successor or successors.
     2.6 Compensation. As defined in the NiSource Pension Plan, but disregarding the definition of Taxable Compensation and the limitations required by Code Section 401(a)(17), or any successor Section. In addition, for purposes of the Plan, bonuses shall be considered in full as Compensation and not limited to 50% of base pay.
     2.7 Disability or Disabled. A Participant has a Disability or is Disabled if he or she has a condition that (a) causes a Participant to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) causes a Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, to receive income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or an Affiliate or (c) causes a Participant to be eligible to receive Social Security disability payments.
     2.8 Early Retirement. Separation from Service for reasons other than death or Disability after the Participant has both attained age 55 and completed at least 10 years of Service, but before the Participant’s Normal Retirement, except as otherwise provided.
     2.9 Final Average Compensation. The result obtained by dividing the total Compensation paid to a Participant during a considered period by the number of months for which such Compensation was received. The considered period shall be the 60 consecutive calendar months within the last 120 months of service that produces the highest result.
     2.10 NiSource Pension Plan. NiSource Inc. and Northern Indiana Public Service Company Pension Plan Provisions Pertaining to Salaried and Non-Exempt Employees, as amended from time to time.

     2.11 Normal Retirement. Separation from Service for reasons other than death or Disability after a Participant has: (1) attained age 62; or (2) attained age 60 and completed at least 25 years of Service, except as otherwise provided.
     2.12 Participant. An employee or retiree participating in the Plan in accordance with the provisions of Article III.
     2.13 Pension. A series of monthly amounts that are payable to a person who is entitled to receive benefits under the Plan.
     2.14 Pension Restoration Plan. Pension Restoration Plan for NiSource Inc. and Affiliates, as amended from time to time.
     2.15 Plan. NiSource Inc. Supplemental Executive Retirement Plan.
     2.16 Post-2004 Benefit. The portion of a Participant’s Supplemental Retirement Pension or Supplemental Retirement Account, as applicable, equal to the present value, determined as of a Participant’s date of separation from Service after December 31, 2004, of the excess of such benefit or account balance to which a Participant would be entitled under the Plan if he or she voluntarily separated from Service without cause after December 31, 2004 over his or her Pre-2005 Benefit and received a full payment of benefits from the Plan on the earliest possible date allowed under the Plan following the separation from Service, pursuant to Articles IV and V, calculated from and after January 1, 2005 to the date of separation from Service.
     2.17 Pre-2005 Benefit. The portion of a Participant’s Supplemental Retirement Pension or Supplemental Retirement Account, as applicable, equal to the present value of the benefit or account balance, determined as of December 31, 2004, to which a Participant would be entitled under the Plan if he or she voluntarily separated from Service without cause on December 31, 2004 and received a full payment of benefits from the Plan on the earliest possible date allowed under the Plan following separation from Service, pursuant to Articles IV and V, calculated as of December 31, 2004.
     2.18 Primary Social Security Benefit. The monthly amount available to a Participant at age 65 (or at Retirement, if later) under the provisions of Title II of the Social Security Act in effect at the time of separation from Service, assuming the following:
(a)	The Participant attained age 65 in the year of Retirement, and

(b)	The Participant earned maximum taxable wages under Code Section 3121(a)(1) in all years prior to the year of Retirement. A Participant’s Primary Social Security Benefit will be deducted in accordance with Article IV, even though he or she may not be receiving or may not be eligible to receive Social Security benefits.
     2.19 Qualified Pension Plan. The NiSource Pension Plan and any other tax-qualified defined benefit pension plan maintained by the Company or any Affiliate.

     2.20 Retirement. A Participant’s Normal or Early Retirement.
     2.21 Retirement Committee. The NiSource Inc. and Affiliates Retirement Plan Administrative and Investment Committee.
     2.22 Service. A Participant’s or employee’s employment or service with the Company, as defined in the NiSource Pension Plan, or such other employment or service date as determined by the Board.
ARTICLE III
Participation
     The Board or the Committee shall select which key employees of the Company will participate in the Plan. In accordance with Article I, it is intended that officers and certain other employees be eligible for participation.
     After the Board or the Committee approves participation for an individual, the Company or the Committee shall provide the individual with a notice of participation in the Plan and a description of the Plan.
ARTICLE IV
Supplemental Retirement Pension
     4.1 Applicability. This Article IV shall apply to each Participant or former Participant who first participated in the Plan prior to January 23, 2004.
     4.2 Supplemental Retirement Pension. Upon Normal Retirement, a Participant shall receive a monthly Supplemental Retirement Pension calculated on a single-life basis equal to the larger of (a) or (b) below, reduced in each case by the single-life pension (excluding any supplements related to eligibility for a Social Security benefit) the Participant is eligible to receive under (1) either the Final Average Pay Option or the Account Balance Option of the NiSource Pension Plan, or any other Qualified Pension Plan and (2) the Pension Restoration Plan.
(a)	The sum of:
(i)	1.7% of the Participant’s Final Average Compensation multiplied by the Participant’s Service to a maximum of 30 years; plus

(ii)	0.6% of the Participant’s Final Average Compensation multiplied by the Participant’s Service in excess of 30 years.
(b)	The sum of:

(i)	3% of the Participant’s Final Average Compensation multiplied by the Participant’s Service to a maximum of 20 years; plus

(ii)	0.5% of the Participant’s Final Average Compensation multiplied by the Participant’s Service in excess of 20 years, to a maximum of 30 years;

(iii)	less 5% of the Participant’s Primary Social Security Benefit, multiplied by the Participant’s Service to a maximum of 20 years.
     Upon Early Retirement, a Participant shall receive a monthly Supplemental Retirement Pension in a reduced amount (as described in Section 4.3 below).
     4.3 Reduction for Early Retirement. A Participant who experiences a separation from Service prior to Normal Retirement, but after Early Retirement, shall receive a monthly Supplemental Retirement Pension in an amount determined in accordance with Section 4.2 above, but reduced as follows: (1) by 6% for each of the first two (2) years and 4% for each of the next five years that commencement of the Participant’s Supplemental Retirement Pension precedes the date that the Participant would attain age 62; or (2) if the Participant had completed 25 years of Service at the time of his or her separation, by 6% for the first year and 4% for each of the next four years that commencement of the Participant’s Supplemental Retirement Pension precedes the date that the Participant would attain age 60, with a pro rata reduction for any fraction of a year.
     Payment of the Participant’s monthly reduced Supplemental Retirement Pension shall normally commence within 45 days following a separation from Service, or, if later, within such timeframe permitted under Code Section 409A, and guidance and regulations thereunder. Notwithstanding the preceding sentence, a Participant may elect to defer the commencement of the portion of his or her reduced Supplemental Retirement Pension that constitutes the Pre-2005 Benefit to any date between Early Retirement and attainment of age 62 by a written election delivered to the Retirement Committee on or before the last day of the calendar year preceding the calendar year of Early Retirement. A Participant may elect to defer the commencement of the portion of his or her reduced Supplemental Retirement Pension that constitutes the Post-2004 Benefit to any date between Early Retirement and attainment of age 62 by a written election delivered to the Retirement Committee only if such election (i) constitutes a delay in payment or change in the form of payment, (ii) does not take effect until at least 12 months after the date on which the election is made, (iii) defers the first payment with respect to which such new election is effective for a period of not less than five years from the date such payment would otherwise have been made, and (iv) is not made less than 12 months prior to the date of the first scheduled payment.
     4.4 Separation from Service Prior to Early Retirement. Upon separation from Service prior to Early Retirement, a Participant shall receive a monthly Supplemental Retirement Pension, calculated on a single-life basis equal to the excess, if any, of the single-life pension the Participant would be eligible to receive under either the Final Average Pay Option or the Account Balance Option of the NiSource Pension Plan, or any other Qualified Pension Plan, if the limitations required by Code Sections 401(a)(17) and 415, or any other limitation imposed by the Code, the limitation on bonuses to 50% of base pay and the potential limitations relating to Taxable Compensation were not applied, reduced by the single-life pension the Participant is eligible to receive under (1) either such Option of the NiSource Pension Plan, or any other Qualified Pension Plan and (2) the Pension Restoration Plan.
     Payment of the Pre-2005 Benefit to a Participant or his or her beneficiary in accordance with this Section shall commence on the same date as the pension under the NiSource Pension Plan or any other Qualified Pension Plan. Payment of the Post-2004 Benefit to a Participant or his or her beneficiary in accordance with this Section, shall commence within 45 days after (i) the Participant attains (or would have attained) age 62, if the Participant has not completed at least 25 years of Service, or (ii) if the Participant has completed at least 25 years of Service, the Participant attains (or would have attained) age 60, or, if later, within such timeframe permitted under Code Section 409A, and guidance and regulations thereunder.
     4.5 Supplemental Disability Pension. If a Participant becomes Disabled while in the active employment of the Company prior to age 65, the Participant shall be eligible for a monthly Supplemental Disability Pension commencing on the date the Disability begins and continuing to the first to occur of the Participant’s death or attainment of age 65, calculated on a single-life basis, and equal to the larger of (a) or (b) below, reduced in each case by the basic benefit the Participant is eligible to receive under the long-term group disability insurance coverage provided under any long term disability plan maintained by the Company or any Affiliate.
(a)	The sum of:
(i)	1.7% of the Participant’s Final Average Compensation multiplied by the Participant’s Service to a maximum of 30 years, plus

(ii)	0.6% of the Participant’s Final Average Compensation multiplied by the Participant’s Service in excess of 30 years.
(b)	The sum of:
(i)	3% of the Participant’s Final Average Compensation multiplied by the Participant’s Service to a maximum of 20 years; plus

(ii)	0.5% of the Participant’s Final Average Compensation multiplied by the Participant’s Service in excess of 20 years, to a maximum of 30 years; less

(iii)	5% of the Participant’s Primary Social Security Benefit, multiplied by the Participant’s Service to a maximum of 20 years.
     After age 65, the Participant shall be eligible for a monthly Supplemental Retirement Pension in accordance with Section 4.2, based on Service the Participant would have had if the

Participant had continued working for the Company or an Affiliate to age 65, the Participant’s Final Average Compensation at the time he or she became Disabled, the Primary Social Security Benefit determined at the time the Participant became Disabled, and the single-life pension the Participant is entitled to receive at age 65 from the NiSource Pension Plan, or any other Qualified Pension Plan, and the Pension Restoration Plan, determined at the time he or she became Disabled.
     4.6 Supplemental Spouse Pension. Upon the death of a Participant in active employment or while receiving a Supplemental Disability Pension, his or her surviving spouse, if any, shall be eligible to receive a monthly Supplemental Spouse Pension equal to the greater of:
(a)	25% of the Participant’s Final Average Compensation; or

(b)	the monthly amount that would have been payable to such surviving spouse if the Participant had elected payment of his or her monthly Supplemental Retirement Pension in the form of a reduced 50% joint and survivor Pension, with his or her spouse as the contingent annuitant, terminated employment (on the date of his or her actual death) and then died immediately prior to the commencement of payments.
     The Supplemental Spouse Pension shall commence in the month next following the month of the Participant’s death and continue for the life of such spouse. In the event that the Supplemental Spouse Pension calculated under option (a) of this Section will provide a greater benefit to the spouse immediately following the Participant’s death, but option (b) of this Section will provide a greater monthly benefit as of the date the Participant would have attained age 55, the amount of monthly Supplemental Spouse Pension payable to the surviving spouse shall be: (1) calculated and payable under option (a) during the period immediately following the Participant’s death; and (2) recalculated and payable according to option (b) beginning on the date the Participant would have attained age 55. Beginning on the earliest date that the surviving spouse could have begun receiving a benefit under the NiSource Pension Plan, or any other Qualified Pension Plan, the Supplemental Spouse Pension payable under this Section shall be reduced by the amount of benefit under the NiSource Pension Plan, or any other Qualified Pension Plan, and the Pension Restoration Plan that the spouse is (or would have been) entitled to receive.
     4.7 Retiree Death Benefit. Upon the death of a retired Participant, a lump sum death benefit equal to 50% of his or her retiree group life insurance coverage shall be paid to the retiree’s spouse or other beneficiaries designated with respect to such coverage.
     4.8 Cost of Living Adjustment. For Participants in the Final Average Pay Option of the NiSource Pension Plan, the benefits payable under Sections 4.2 through 4.7 shall be increased in the same percentage and at the same time as cost of living adjustments are made to the pensions of salaried employees of the Company or an Affiliate under the NiSource Pension Plan, or any other Qualified Pension Plan.

     4.9 Separate Agreement. Notwithstanding Sections 2.6 and 2.22, each Participant who first becomes eligible to participate in the Plan on and after January 1, 2004 and prior to January 23, 2004 shall have his or her Supplemental Retirement Pension determined based upon his or her Service and Compensation as set forth in a separate, written agreement, if any, between the Company and such Participant.
ARTICLE V
Supplemental Retirement Account
     5.1 Applicability. This Article V shall apply to each Participant who first participates in the Plan on and after January 23, 2004.
     5.2 Supplemental Retirement Account. A Participant’s Supplemental Retirement Account is a notional account equal to the sum of his or her Compensation Credits, Supplemental Credits, if any, and Interest Credits. Compensation Credits shall be credited to a Participant’s Supplemental Retirement Account as of the last day of each Plan Year beginning on or after January 1, 2004 equal to five percent of the Participant’s Compensation for such Plan Year. Supplemental Credits, if any, shall be credited pursuant to Section 5.3. Interest Credits shall be calculated in the same manner and shall be credited to a Participant’s Supplemental Retirement Account at the same time as provided under the NiSource Pension Plan or any other Qualified Pension Plan.
     5.3 Supplemental Credits. The Committee, subject to approval of the Board, may authorize Supplemental Credits to a Participant’s Supplemental Retirement Account in such amounts and at such times, and subject to such specific terms and provisions, as authorized by the Committee.
     5.4 Separation from Service. Upon separation from Service, for any reason other than death, with five or more years of Service, unless a shorter period is provided in a separate, written agreement between the Company and the Participant and approved by the Board, a Participant shall receive the balance of his or her Supplemental Retirement Account distributed in accordance with Sections 6.1 and 6.2 within 45 days after such separation from Service, or, if later, within such timeframe permitted under Code Section 409A, and guidance and regulations thereunder.
     5.5 Death. Upon the death of a Participant prior to final distribution of his or her Supplemental Retirement Account after completing five or more years of Service, unless a shorter period is provided in a separate, written agreement between the Company and the Participant and approved by the Board, the Participant’s beneficiary, designated in such manner as provided by the Committee, shall receive the balance of the Participant’s Supplemental Retirement Account distributed in accordance with Sections 6.1 and 6.2. If the Participant designates multiple beneficiaries, he or she shall designate the percentage, in whole numbers, allocated to each such beneficiary.

     If any Participant fails to designate a beneficiary in the manner provided above, if the designation is void or if the beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a)	The Participant’s spouse;

(b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take, by right of representation, the share the parent would have taken if living;

(c)	The Participant’s estate.
ARTICLE VI
Distributions
     6.1 Pre-2005 Benefit. This Section 6.1 applies only to a Pre-2005 Benefit.
(a)	Form of Payment. Notwithstanding Sections 4.2, 4.3 and 4.4, a Participant shall receive distribution of his or her Pre-2005 Benefit, pursuant to Articles IV or V, in the same form as his or her distribution under the NiSource Pension Plan, computed in the same manner as in the NiSource Pension Plan, or under any other Qualified Pension Plan, computed in the same manner as in such Qualified Pension Plan. Any election under the NiSource Pension Plan or any other Qualified Pension Plan shall apply to his or her Pre-2005 Benefit pursuant to the preceding sentence only if it is made by written instrument delivered to the Retirement Committee at least 30 days prior to the date of such distribution. If such election is not so made at least 30 days prior to the date of distribution of his or her Pre-2005 Benefit, the Participant’s Pre-2005 Benefit shall be paid as a 50% joint and survivor Pension if such Participant is married, or as a single-life Pension if such Participant is unmarried. If a Participant who makes an election pursuant to this subsection 6.1(a) at least 30 days prior to the date of distribution dies prior to distribution pursuant to such election, such election shall be revoked and the provisions of Article IV and subsection 6.1(b) shall apply.

(b)	Small Benefit Amounts. At the discretion of the Committee, the present value of any Pre-2005 Benefit payable under the Plan that does not exceed $5,000 may be paid to the Participant or his or her surviving spouse or other designated beneficiary in quarterly, semi-annual or annual installments, or in a single lump sum.

     6.2 Post-2004 Benefit. This Section 6.2 applies only to a Post-2004 Benefit.
(a)	Form of Payment. The Post-2004 Benefit shall be payable in a form available under the NiSource Pension Plan, computed in the same manner as in the NiSource Pension Plan, or under any other Qualified Pension Plan, computed in the same manner as in such Qualified Pension Plan, as elected by a Participant by written notice delivered to the Retirement Committee on or before December 31, 2005. Notwithstanding the preceding sentence, in the case of an employee who first becomes a Participant on or after January 1, 2005, the aforementioned election with respect to a Post-2004 Benefit shall be made by written notice delivered to the Retirement Committee within 30 days after the date the Participant first becomes eligible to participate in the Plan and such election shall be effective with respect to Compensation related to services to be performed subsequent to the election; provided, however, that a Participant shall not be considered first eligible if, on the date he or she becomes a Participant, he or she participates in any other nonqualified plan of the same category (account balance or nonaccount balance, as applicable), which is subject to Code Section 409A, maintained by the Company or any Affiliate. If payment in the form of an annuity is elected, the annuity type shall be elected by the Participant at the time he or she makes the election described in the first or second sentence of this paragraph from among those annuities available at that time under the NiSource Pension Plan or under any other Qualified Pension Plan. If a Participant fails to elect a form of distribution, the Participant’s Post-2004 Benefit shall be payable in a lump sum.

If a Participant who makes an election pursuant to this subsection 6.2(a) dies prior to distribution pursuant to such election, such election shall be revoked and the provisions of Article IV and subsection 6.2(b) shall apply.

Any change in an election of a form of distribution available under the NiSource Pension Plan or any other Qualified Pension Plan shall apply to his or her Post-2004 Benefit pursuant to the preceding paragraph only if it is made by written instrument delivered to the Retirement Committee and if (i) such new election does not take effect until at least 12 months after the date on which the election is made, (ii) the first payment with respect to which such new election is effective is deferred for a period of not less than five (5) years from the date such payment would otherwise have been made, and (iii) such new election is not made less than 12 months prior to the date of the first scheduled payment; provided, however, that an election to change from one type of annuity payment to a different, actuarially equivalent, type of annuity payment shall not be considered a change to the method of payment for purposes of applying the restrictions in clauses (i), (ii) and (iii).

Notwithstanding the preceding paragraph of this Section 6.2(a), a Participant may change an election with respect to the form of payment of a Post-2004 Benefit,

without regard to the restrictions imposed under the preceding paragraph, on or before December 31, 2006; provided that such election (i) applies only to amounts that would not otherwise be payable in calendar year 2006, and (ii) shall not cause an amount to be paid in calendar year 2006 that would not otherwise be payable in such year. Additionally, a Participant may change an election with respect to the form of payment of a Post-2004 Benefit, without regard to the restrictions imposed under the preceding paragraph, on or before December 31, 2007; provided that such election (i) applies only to amounts that would not otherwise be payable in calendar year 2007, and (ii) shall not cause an amount to be paid in calendar year 2007 that would not otherwise be paid in such year. Additionally, a Participant may change an election with respect to the form of payment of a Post-2004 Benefit, without regard to the restrictions imposed by the preceding paragraph, on or before December 31, 2008; provided that such election (i) applies only to amounts that would not otherwise be payable before January 1, 2009, and (ii) shall not cause an amount to be paid in calendar year 2007 or 2008 that would not otherwise be paid in such years.

(b)	Specified Employees. Notwithstanding any other provision of the Plan, in no event can a payment of a Post-2004 Benefit, pursuant to Article IV or Section 5.4, to a Participant who is a Specified Employee of the Company or an Affiliate, at a time during which the Company’s capital stock or capital stock of an Affiliate is publicly traded on an established securities market, in the calendar year of his or her separation from Service be made before the date that is six months after the date of the Participant’s separation from Service with the Company and all Affiliates, unless such separation is due to his or her death or Disability.

A Participant shall be deemed to be a Specified Employee for purposes of this paragraph (b) if he or she is in job category C2 or above with respect to the Company or any Affiliate that employs him or her; provided that if at any time the total number of employees in job category C2 and above is less than 50, a Specified Employee shall include any person who meets the definition of Key Employee set forth in Code Section 416(i) without reference to paragraph (5). A Participant shall be deemed to be a Specified Employee with respect to a calendar year if he or she is a Specified Employee on September 30th of the preceding calendar year. If a Specified Employee will receive payments hereunder in the form of installments or an annuity, the first payment made as of the date six months after the date of the Participant’s separation from Service with the Company and all Affiliates shall be a lump sum, paid as soon as practicable after the end of such six-month period, that includes all payments that would otherwise have been made during such six-month period. From and after the end of such six month period, any such installment or annuity payments shall be made pursuant to the terms of the applicable installment or annuity form of payment.

ARTICLE VII
Miscellaneous
     7.1 Plan Financing. Except as set forth below in this Section and in Section 8.5, benefits under the Plan shall be paid from the general assets of the Company. To the extent any Participant or surviving spouse or other designated beneficiary acquires a right to receive payments hereunder, such right shall be no greater than the right of any other unsecured creditor of the Company. Notwithstanding the foregoing, the Company has entered into a trust agreement (“Trust Agreement”) whereby the Company agrees to contribute to a trust (“Trust”) for the purpose of accumulating assets to assist the Company in fulfilling its obligations to Participants and surviving spouses or other designated beneficiaries hereunder. Such Trust includes the provision that all assets of the Trust shall be subject to the creditors of the Company in the event of its insolvency.
     7.2 Non-Compete and Related Provisions. Benefits under the Plan may be forfeited if:
(a)	A Participant, while employed by the Company or within a period of three years after the Participant’s separation from Service for any reason, including Retirement (the “Restrictive Period”), engages in activity or employment that directly or indirectly competes with the business of the Company or its Affiliates, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of the Company or its Affiliates to terminate employment with the Company or its Affiliates, and become employed by, any person, firm, partnership, corporation, trust or other entity that provides commodities, products or services to customers of the Company or its Affiliates of the same type as commodities, products or services provided by the Company or its Affiliates (the “Restrictive Covenant”). The foregoing Restrictive Covenant shall not prohibit a Participant from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than 1% of the outstanding capital stock of any such entity; or

(b)	A Participant performs any action or makes any statement that is detrimental to the Company or its Affiliates, unless such action or statement is retracted to the Company’s satisfaction after the Participant is notified regarding such action or statement.
     7.3 Nonguarantee of Employment. Participation in the Plan does not limit the right of the Company or an Affiliate to discharge any individual with or without cause.

     7.4 Nonalienation of Benefits. Neither a Participant, nor a surviving spouse or other designated beneficiary may assign or transfer any benefits under the Plan.
     7.5 Plan Amendment or Termination. The Committee may amend any provision of the Plan. In addition, the Chief Executive Officer of the Company may amend any provision of the Plan, except for Articles III, IV and V, which may only be amended by the Committee. The Committee may terminate the Plan at any time, except that any benefits that are payable due to a Retirement, death, Disability, or other separation from Service occurring prior to the amendment or termination shall not be reduced or discontinued. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant (or surviving spouse) of all or any portion of any Supplemental Retirement Benefit, Supplemental Disability Pension, Supplemental Spouse Pension, or Supplemental Retirement Account, the payment of which has commenced prior to the effective date of such amendment or termination, or which would be payable if the Participant experienced a separation from Service for any reason on such effective date. Upon termination of the Plan, distribution of a Participant’s Supplemental Retirement Benefits, Supplemental Disability Pension, Supplemental Retirement Account, or Supplemental Spouse Pension shall be made to the Participant or his or her surviving spouse or beneficiary in the manner and at the time described in Articles IV, V and VI of the Plan. In addition, no additional Supplemental Retirement Benefits, Supplemental Disability Pension, Supplemental Spouse Pension, or Compensation Credits or Supplemental Credits under a Supplemental Retirement Account, shall be earned after termination of the Plan, except as provided in Section 8.3.
     7.6 Indemnification.
(a)	Limitation of Liability. Notwithstanding any other provision of the Plan or the Trust, none of the Company, any member of the Committee, nor an individual acting as an employee or agent of any of them, shall be liable to any Participant or former Participant, or any surviving spouse or other designated beneficiary of any Participant or former Participant, for any claim, loss, liability or expense incurred in connection with the Plan or the Trust, except when the same shall have been judicially determined to be due to the willful misconduct of such person.

(b)	Indemnity. The Company shall indemnify and hold harmless each member of the Committee, or any employee of the Company or any individual acting as an employee or agent of either of them (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement with respect to the Plan or the Trust) from any and all claims, losses, liabilities, costs and expenses (including attorneys’ fees) arising out of any actual or alleged act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto with respect to the administration of the Plan or the Trust, except that no indemnification or defense shall be provided to any person with respect to any conduct that has been judicially determined, or agreed by the parties, to have constituted willful misconduct on the part of such person, or to have resulted in his or her receipt of personal profit or advantage to which he or she is not entitled. In connection with the indemnification provided by the preceding sentence, expenses incurred in defending a civil or criminal action, suit or proceeding, or incurred in connection with a civil or criminal investigation, may be paid by the Company in advance of the final disposition of such action, suit, proceeding, or investigation, as authorized by the Committee in the specific case, upon receipt of an undertaking by or on behalf of the party to be indemnified to repay such amount unless it shall ultimately be determined that the person is entitled to be indemnified by the Company pursuant to this paragraph.

(c)	Severability. Each of the Sections contained in the Plan, and each provision in each Section, shall be enforceable independently of every other Section or provision in the Plan, and the invalidity or unenforceability of any Section or provision shall not invalidate or render unenforceable any other Section or provision contained herein. If any Section or provision in a Section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the Section or provision to produce its nearest enforceable economic equivalent.
     7.7 Action by Company. Any action required of, or permitted by, the Company under the Plan shall be by resolution of the Committee, or by a person or persons authorized by resolution of the Committee.
     7.8 Protective Provisions. A Participant shall cooperate with the Company by furnishing any and all information requested by the Company and its Affiliates in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company and its Affiliates may deem necessary and taking such other action as may be requested by the Company and its Affiliates.
     7.9 Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Indiana, except as preempted by federal law.
     7.10 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant, a surviving spouse or other designated beneficiary shall be directed to the individual’s last known address in the Company’s records.
     7.11 Successors. The provisions of the Plan shall bind and inure to the benefit of the Company, its Affiliates and their successors and assigns. The term successors as used herein shall include any corporate or other business entity that shall, whether by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

     7.12 Actuarial Assumptions. Unless otherwise provided in the Plan, all actuarial adjustments necessary to determine the amount, form or timing of any distribution shall be based on the same actuarial assumptions used for the pension a Participant is eligible to receive under the NiSource Pension Plan.
     7.13 Tax Savings.
(a)	Notwithstanding anything to the contrary contained in the Plan, (1) in the event that the Internal Revenue Service prevails in its claim that benefits under the Plan constitute taxable income to a Participant, his or her spouse or other designated beneficiary, for any taxable year, prior to the taxable year in which such benefits are distributed to him or her, or (2) in the event that legal counsel satisfactory to the Company and the applicable Participant, his or her spouse or other designated beneficiary, renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the Pre-2005 Benefit, to the extent constituting taxable income, shall be immediately distributed to the Participant, his or her spouse or other designated beneficiary. For purposes of this Section, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or, if based upon an opinion of legal counsel satisfactory to the Company and the Participant, his or her spouse or other designated beneficiary, the Plan fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction within the appropriate time period.

(b)	Notwithstanding anything to the contrary contained in the Plan, (1) in the event that the Internal Revenue Service prevails in its claim that benefits under the Plan constitute taxable income under Code Section 409A, and guidance and regulations thereunder, to a Participant, his or her spouse or other designated beneficiary, for any taxable year prior to the taxable year in which such benefits are distributed to him or her, or (2) in the event that legal counsel satisfactory to the Company and the applicable Participant, his or her spouse or other designated beneficiary, renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the Post-2004 Benefit or Supplemental Spouse Pension, to the extent constituting taxable income, shall be immediately distributed to the Participant, his or her spouse or other designated beneficiary. For purposes of this Section, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or, if based upon an opinion of legal counsel satisfactory to the Company and the Participant, his or her spouse or other designated beneficiary, the Plan fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction within the appropriate time period.

ARTICLE VIII
Change in Control
     8.1 Change in Control. A “Change in Control” shall be deemed to take place on the occurrence of either a “Change in Ownership,” “Change in Effective Control” or a “Change of Ownership of a Substantial Portion of Assets,” as defined below:
(a)	Change in Ownership. A Change in Ownership of the Company occurs on the date that any one person, or more than one Person Acting as a Group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company, as applicable (or to cause a Change in Effective Control of the Company). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property s be treated as an acquisition of stock. This paragraph (a) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(b)	Change in Effective Control. A Change in Effective Control of the Company occurs on the date that either –
(i)	Any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or

(ii)	a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election,
In the absence of an event described in paragraph (i) or (ii), a Change in Effective Control of the Company will not have occurred.

Acquisition of additional control. If any one person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control of the Company (or to cause a Change in Ownership of the Company).

(c)	Change of Ownership of a Substantial Portion of Assets. A Change of Ownership of a Substantial Portion of Assets occurs on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Transfers to a related person. There is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change of Ownership of a Substantial Portion of Assets if the assets are transferred to –
(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).
A person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a Change of Ownership of a Substantial Portion of Assets of the Company.

(d)	Persons Acting as a Group. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering. However, persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
     8.2 Potential Change in Control. A “Potential Change in Control” shall include any of the following:
(a)	The delivery to the Company by any “person,” as defined in Section 13(d)(3) of The Securities Exchange Act of 1934 (the “Act”), of a statement containing the information required by Schedule 13-D under the Act, or any amendment to any such statement, that shows that such person has acquired, directly or indirectly, the beneficial ownership of (1) more than twenty percent (20%) of any class of equity security of the Company entitled to vote as a class in the election or removal from office of directors, or (2) more than twenty percent (20%) of the voting power of any group of classes of equity securities of the Company entitled to vote as a single class in the election or removal from office of directors.

(b)	The Company becomes aware that preliminary or definitive copies of a proxy statement and information statement or other information have been filed with the Securities and Exchange Commission pursuant to Rule 14a-6, Rule 14c-5 or Rule 14f-1 under the Act relating to a proposed change in control of the Company.

(c)	The delivery to the Company pursuant to Rule 14d-3 under the Act of a Tender Offer Statement relating to equity securities of the Company.

(d)	The Board adopts a resolution to the effect that for purposes of the Plan a Potential Change in Control has occurred.
     8.3 Additional Service and Compensation Upon Change in Control. With respect to a Participant who, pursuant to contract with the Company, is entitled to compensation from the Company for an additional 36 months in the event that after a Change in Control the Participant’s employment is terminated by the Company or an Affiliate under circumstances described in the contract, such Participant’s years of Service under Article II, and Supplemental Retirement Pension under Section 4.2 or Supplemental Retirement Account under Section 5.2, as applicable, shall be calculated as if the Participant had continued in employment with the Company for an additional 36 months at the rate of Compensation in effect immediately prior to his or her employment termination; provided that, in no event shall the counting of a Participant’s Compensation during this 36-month period reduce his or her Final Average Compensation figure below its highest level prior to the Participant’s separation from Service.
     8.4 Waiver of Service and Age Requirements Upon Change in Control. A Participant who separates from service within 24 months following a Change in Control for any reason other than a termination by the Company for Good Cause, but prior to Early Retirement, shall be eligible for the Supplemental Retirement Pension specified in Section 4.2, rather than the Supplemental Retirement Pension specified in Section 4.4, commencing at Normal Retirement. Notwithstanding the previous sentence, such a Participant may elect to begin receiving the portion of his or her Supplemental Retirement Pension that constitutes his or her Pre-2005 Benefit pursuant to this Section 8.4 at any time after attaining age 55 years, subject to the reduction specified in Section 4.3. Such election shall have no effect on the distribution of his or her Post-2004 Benefit at his or her Normal Retirement Date.
     8.5 Funding of Plan Benefits Upon Potential Change in Control. Upon a Potential Change in Control, the Committee shall identify the amount by which the present value of all benefits earned to date under the Plan (after offsets) exceeds the then fair market value of the applicable Trust assets, calculated using the Pension Benefit Guaranty Corporation immediate annuity interest rate as of the date of the Potential Change in Control, the 1983 GAM mortality tables, and the most valuable optional payment form (the “Full Funding Amount”), and the Company shall contribute such Full Funding Amount to the Trust. Each Participant’s benefits for purposes of calculating present value shall be the highest benefit the Participant would have under the Plan within the six months following a Potential Change in Control, assuming that the Participant’s employment continues for six months at the same rate of Compensation, and that the Participant receives any benefit enhancement provided by the Plan, or any other agreement, upon a Change in Control.
     8.6 Plan Administration and Amendment Upon a Change in Control. Upon and after a Change in Control, the Company no longer shall have the power to appoint or remove members of the Committee, nor the power to approve legal counsel or actuaries employed by the Committee. Upon and after a Change in Control, only the Committee members shall have the power to appoint or remove members. If, at any time after a Change in Control, all members of the Committee have been removed or resigned, then all of the powers, rights and duties vested in the Committee by Article IX below shall be vested in the trustee of the Trust.
     8.7 Committee Discretion to Pay Lump Sum After a Change in Control. Upon and after a Change in Control, the Committee may, in its sole discretion, distribute, or cause the trustee under the Trust to distribute, to a Participant or a surviving spouse, the present value (determined in accordance with the assumptions in Section 7.12) of the Participant’s Pre-2005 Benefit, or the portion of Supplemental Disability Pension or the surviving spouse’s Supplemental Spouse Pension attributable to his or her Pre-2005 Benefit, payable under the Plan in a lump sum payment. The Committee shall distribute, or cause the trustee under the Trust to distribute, the present value of the Participant’s Post-2004 Benefit.
     8.8 Lump Sum Election. Each calendar year, a Participant shall have the right to elect to receive the present value (determined in accordance with the assumptions in Section 7.12) of the portion of the Participant’s Supplemental Retirement Pension or the balance of the Participant’s Supplemental Retirement Account that constitutes the Participant’s Pre-2005 Benefit or the Participant’s Supplemental Disability Pension, in a lump sum if:

(a)	a Change in Control occurs in the calendar year subsequent to the calendar year in which the election is made; and

(b)	(i)	within 24 months following the Change in Control any one of the payment triggering conditions set forth in the Change in Control and Termination Agreement between the Company and the Participant shall have occurred; or
(ii)	if no Change in Control and Termination Agreement is in effect between the Company and the Participant on the date of the Change in Control and within 24 months following the Change in Control the employment of the Participant with the Company is terminated by the Company for any reason other than Good Cause or the Participant terminates his or her employment with the Company for Good Reason.
Such election shall be irrevocable for the calendar year to which it applies. A distribution pursuant to this Section 8.8 shall be made as soon as practicable following the Participant’s separation from Service. Notwithstanding the preceding provisions of this Section 8.8, a Participant had the right to make the election set forth in this Section at any time during the first three (3) months of calendar year 2003 with respect to a Change in Control that occurred during the last nine (9) months of calendar year 2003. Any such election was irrevocable for calendar year 2003 and was subject to the other provisions of this Section 8.8.
     8.9 Definitions.
(a)	“Good Cause” shall be deemed to exist if, and only if:
(i)	the Participant engages in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or

(ii)	the Participant is convicted of a criminal violation involving fraud or dishonesty.
(b)	“Good Reason” shall be deemed to exist if, and only if:
(i)	there is a significant change in the nature or the scope of the Participant’s authorities or duties;

(ii)	there is a significant reduction in the Participant’s monthly rate of base salary, his or her opportunity to earn a bonus under an incentive bonus compensation plan maintained by the Company or his or her benefits; or

(iii)	the Company changes by 100 miles or more the principal location in which the Participant is required to perform services.
ARTICLE IX
Plan Administration:  The Committee
     9.1 General Powers, Rights and Duties. The Committee has the following powers, rights and duties in addition to those given it elsewhere in the Plan:
(a)	To interpret the Plan and determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, the power to determine the rights or eligibility of employees or Participants, and their surviving spouses and any other beneficiaries, and the amount of their respective benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions.

(b)	To adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c)	To enforce the Plan and the rules and regulations, if any, adopted by the Committee as above.

(d)	To direct the trustee as respects benefit payments or other distributions from the Trust fund pursuant to the provisions of the Plan.

(e)	To furnish the Company with such information as may be required by it for tax or other purposes as respects the Plan.

(f)	To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Company or an Affiliate) and to allocate or delegate to them such powers, rights and duties as the Committee may consider necessary or advisable to properly carry out the administration of the Plan, including maintaining the accounts of Participants, provided that such allocation or delegation, and the acceptance thereof by such agents, attorneys, accountants, actuaries or other persons, shall be in writing.
     9.2 Information Required by Committee. The Company shall furnish the Committee with such data and information as the Committee may deem necessary or desirable in order to administer the Plan. The records of the Company as to an employee’s or Participant’s period or periods of employment, separation from Service and the reason therefore, reemployment and Compensation will be conclusive on all persons unless determined to the Committee’s satisfaction to be incorrect. Participants and other persons entitled to benefits under the Plan also shall furnish the Committee with such evidence, data or information as the Committee considers necessary or desirable to administer the Plan.

     9.3 Committee Decision Final. Subject to applicable law, and the provisions of Section 9.4, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons. To the extent not inconsistent with the Plan, all definitions, terms and provisions set forth in the NiSource Pension Plan, including with respect to the administrative powers and duties of the Committee, the expenses of administration, and the procedures for filing claims, also shall be applicable with respect to the Plan.
     9.4 Claims Procedure. Claims for benefits under the Plan shall be made in writing to the Committee. If the Committee wholly or partially denies a claim for benefits, the Committee shall, within a reasonable period of time, but no later than 90 days after receiving the claim, notify the claimant in writing of the denial of the claim. If the Committee fails to notify the claimant in writing of the denial of the claim within 90 days after the Committee receives it, the claim shall be deemed denied. A notice of denial shall be written in a manner calculated to be understood by the claimant, and shall contain:
(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the pertinent Plan provisions upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s review procedure.
     Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or within 60 days after the claim is deemed denied as set forth above, if applicable, the claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits, including the conducting of a hearing, if the Committee deems one necessary. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing. The Committee shall render a decision on the claim appeal promptly, but not later than 60 days after receiving the claimant’s request for review, unless, in the discretion of the Committee, special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case the 60-day period may be extended to 120 days. The Committee shall notify the claimant in writing of any such extension. The decision upon review shall (1) include specific reasons for the decision, (2) be written in a manner calculated to be understood by the claimant, and (3) contain specific references to the pertinent Plan provisions upon which the decision is based.

     IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be executed in its name by its duly authorized officer this 28 day of October 2008, effective as of the 1st day of January 2008.

NISOURCE INC.
By:	/s/ Robert Campbell